Exhibit 10.29

November 13, 2008

Martin A. Dietrich
122 Serenity Drive
Norwich, New York 13815

Re: Employment Agreement and Change in Control -- Severance Agreement Amendment

Dear Martin:

As you are aware, in 2004 a new Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004 (the “Act”).  The Act made significant changes in the tax law as it is applies to executive compensation. In late September of 2005 the Internal Revenue Service published proposed regulations relating to compliance with the Act.  One change involves delaying distributions to “key employees” (as defined below) by a minimum of six months.  Therefore, severance payments payable under your current employment contract with NBT Bancorp, Inc. (“NBTB”), dated January 1, 2005, (“Employment Agreement”) must be made in compliance with the Act or a substantial excise tax (payable by you) would be imposed.

For this purpose, a “key employee” is generally one who is an officer of NBTB with annual compensation greater than $130,000.  See Section 416(i) of the Internal Revenue Code and the regulations promulgated thereunder for a complete definition of a “key employee”.

Your Employment Agreement provides that you would be entitled to certain severance payments if your employment with NBTB was involuntarily terminated (other than “for cause”) or you resigned for Good Reason, as those terms are defined in the Employment Agreement. Pursuant to the Employment Agreement, severance payments would begin on the date immediately following the Termination Date (as defined in the Employment Agreement) and continue for the term set forth in the Employment Agreement.

Your Change in Control -- Severance Agreement, dated July 23, 2001, (“Severance Agreement”) provides that you are entitled to severance payments if, within 24 months following a Change in Control of NBTB, your employment with NBTB was involuntarily terminated (other than for “Cause”) or you resigned for Good Reason (or without Good Reason within 12 months following a Change in Control of NBTB), as those terms are defined in the Severance Agreement.  Pursuant to the Severance Agreement, severance payments would begin not later than the fifth business day following your Date of Termination (as defined in the Severance Agreement) and continue for the term set forth in the Severance Agreement.

If you become entitled to the severance payments provided for in the Employment Agreement or the Severance Agreement, and if you are in fact a key employee at the time payment is owed to you, the Act provides that these payments will be subject to a 20% excise tax.

Under the Act, one of the ways to avoid application of the excise tax to severance due a “key employee” under the terms of an employment agreement such as yours is to defer payment for six (6) months after separation from employment. Accordingly, the Compensation and Benefits Committee of NBTB has determined that in the event you become entitled to severance payments under the Employment Agreement and/or Severance Agreement, and if at this time you are in fact a “key employee” with NBTB, it will defer commencement of your severance payments until six (6) months after your employment with NBTB ends.  In all other respects, both your Employment Agreement and your Severance Agreement shall remain in full force and effect.

In accordance with section 10 of the Employment Agreement and section 10 of the Severance Agreement, please sign the acknowledgement to this amendment below and return one original to me.  The other original is for your files.

Very truly yours,
NBT BANCORP INC.

	By	/s/ Michael J. Chewens
Michael J. Chewens
Senior Executive Vice President
and Chief Financial Officer

Acknowledged and Agreed to:

/s/ Martin A. Dietrich
Martin A. Dietrich
President and
Chief Executive Officer